Exhibit 5.1

January 15, 2026

Hallador Energy Company

1183 East Canvasback Drive

Terre Haute, Indiana 47802

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-292694) (the “Registration Statement”) of Hallador Energy Company, a Colorado corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated January 13, 2026 (the “Prospectus Supplement”) in connection with the offering by the Company of up to 3,194,444 (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), which includes 416,666 shares subject to the Underwriters’ option to purchase additional shares, pursuant to the Underwriting Agreement dated as of January 13, 2026 between the Company and TCBI Securities, Inc., doing business as Texas Capital Securities, as representative of the Underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Underwriting Agreement and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Jones & Keller, P.C.